Exhibit 10.3

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT is entered into as of October 7, 2016, by and among TPG VI Pantera Holdings, L.P., a Delaware limited partnership (“TPG”), Parkway, Inc., a Maryland corporation (the “Company”), and, solely for purposes of Article IV and related definitions, TPG VI Management, LLC, a Delaware limited liability company (the “TPG Manager”).

WHEREAS, pursuant to that certain Agreement and Plan of Merger by and among Parkway Properties, Inc., a Maryland corporation (“Legacy Parkway”), Parkway Properties LP (“Legacy Parkway LP”), a Delaware limited partnership, Cousins Properties Incorporated, a Georgia corporation (“Cousins”), and Clinic Sub Inc., a Maryland corporation (“Merger Sub”), dated as of April 28, 2016 (as it may be amended, restated, or otherwise modified from time to time, and together with all exhibits, schedules, and other attachments thereto, the “Merger Agreement”), (i) Legacy Parkway merged with and into Merger Sub with Merger Sub continuing as the surviving corporation (the “Merger”) and (ii) Cousins and Legacy Parkway LP completed a restructuring resulting in the contribution of the Houston Business (as defined in the Merger Agreement) to the Company and the distribution of shares of the Company (the “Distribution”) to the stockholders of Cousins immediately following the Merger (as defined in the Merger Agreement);

WHEREAS, TPG received 4,808,454 shares of Common Stock of the Company in connection with the Distribution; and

WHEREAS, TPG and the Company desire to enter into this Agreement in order to generally set forth their respective rights and responsibilities, and to establish various arrangements and restrictions with respect to, among other things, (a) actions that may or may not be undertaken in respect of the shares of Common Stock Beneficially Owned by TPG, (b) the governance of the Company, (c) certain registration rights with respect to the Registrable Securities (as defined herein) and (d) other related matters with respect to the Company.

NOW, THEREFORE, in consideration of the premises set forth above and of the mutual representations, covenants, and obligations hereinafter set forth, and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms

As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, including, with respect to TPG, any Affiliated Fund of TPG; provided, however, that in no event shall (a) any of the portfolio companies in which TPG’s Affiliates have an investment, or (b) the Company, any of its Subsidiaries, or any of the Company’s other controlled Affiliates be deemed to be Affiliates of TPG for purposes of this Agreement; and provided, further, that no investment bank that may employ or have as a partner a member of the Company Board shall be deemed to be an “Affiliate” of TPG for purposes of this Agreement.

“Affiliated Fund” shall mean, in the case of TPG, each corporation, trust, limited liability company, general or limited partnership, or other Person with whom TPG is under common control or to which TPG or an Affiliate of TPG is the investment adviser.

“Agreement” means this Stockholders Agreement, as it may be amended, restated, or otherwise modified from time to time, together with all exhibits, schedules, and other attachments hereto.

“Beneficial Ownership” means, with respect to any Security, the ownership of such Security by any “Beneficial Owner,” as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Own, “Beneficially Owned” and “Beneficial Owner” shall have correlative meaning.

“Business Day” means any day that is not a Saturday, a Sunday, or any other day on which banks are required or authorized by Law to be closed in the City of New York, in the State of New York.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations, or other equivalents (however designated, and whether voting or non-voting) of capital stock, partnership interests (whether general or limited), limited liability company membership interests, or equivalent ownership interests in, or issued by, such Person.

“Change of Control” means (i) a sale of all or substantially all of the direct or indirect assets of the Company (including by way of any reorganization, merger, consolidation or other similar transaction), (ii) a direct or indirect acquisition of Beneficial Ownership of Voting Securities of the Company by another Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), by means of any transaction or series of transactions (including any reorganization, merger, consolidation, joint venture, share transfer or other similar transaction), pursuant to which the stockholders of the Company immediately preceding such transaction or transactions collectively own, following the consummation of such transaction or transactions, less than fifty percent (50%) of the Voting Securities of the Company or the surviving entity, as the case may be, or (iii) the obtaining by any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of the power (whether or not exercised) of the power to elect a majority of the members of the Company Board (or similar governing body) of the Corporation.

“Committee” has the meaning set forth in Section 2.1(b).

“Common Stock” means the Common Stock of the Company, par value $0.001 per share.

“Company” has the meaning set forth in the Recitals hereto.

“Company Board” means the board of directors of the Company.

“Contracting Party” has the meaning set forth in Section 6.10.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct, or cause the direction of, the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract, or by any other means.

“Controlling Person” has the meaning set forth in Section 4.9(a).

“Convertible Securities” means any evidence of indebtedness, shares of Capital Stock (other than Common Stock) or other Securities (including Options) that are directly or indirectly convertible into, or otherwise exchangeable or exercisable for, Shares.

“Damages” has the meaning set forth in Section 4.9(a).

“DCR” has the meaning set forth in Section 2.3.

“Debt” means, with respect to the Company and its subsidiaries, all liabilities, including all obligations in respect of principal, accrued interest, penalties, fees and premiums, for (a) indebtedness for borrowed money (including principal and accrued interest), (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments (including principal and accrued interest), (c) “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) indebtedness for payments arising in respect of drawn letters of credit or bankers’ acceptances or secured by a purchase money mortgage or other lien to secure all or part of the purchase price of the property subject to such mortgage or lien, (e) liabilities and obligations under capital leases (determined in accordance with GAAP), and (f) indebtedness of third Persons which is directly or indirectly guaranteed by the Company or any of its subsidiaries.

“Demand Registration” has the meaning set forth in Section 4.2(a).

“Director” means, with respect to any Person, any member of the board of directors of such Person (other than any advisory, honorary or other non-voting member of such board).

“DTC” has the meaning set forth in Section 4.8.

“Equity Issuance” means any issuance, sale or placement of any Common Stock or other Capital Stock of the Company or any of its subsidiaries, and any issuance, sale or placement of any other Securities of the Company or any of its subsidiaries that are convertible or exchangeable into Common Stock or other Capital Stock of the Company or any of its subsidiaries; provided, however, that no Permitted Issuance shall constitute or be deemed to constitute an “Equity Issuance” for purposes of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Full Cooperation” means, in connection with any Underwritten Offering, where, in addition to the cooperation otherwise required by this Agreement, members of senior management of the Company (including the chief executive officer and chief financial officer) fully cooperate with the underwriter(s) in connection with all reasonable and customary recommendations and requests of such underwriter(s), and make themselves available upon reasonable notice to participate in due diligence meetings or calls, “road-show” and other reasonable and customary marketing activities in such locations (domestic and foreign) as recommended by the underwriter(s).

“GAAP” means United States generally accepted accounting principles in effect as of the date hereof.

“Holder” means TPG and any Permitted Transferee that becomes a Holder pursuant to Section 4.13, and solely for purposes of Article IV and related definitions, the TPG Manager.

“Indemnified Party” has the meaning set forth in Section 4.9(c).

“Indemnifying Party” has the meaning set forth in Section 4.9(c).

“Law” means any statue, law, regulation, ordinance, rule, injunction, order, decree, directive, or any similar form of decision of, or determination by, any governmental or self-regulatory authority.

“Mailing Date” has the meaning set forth in Section 2.1(a).

“Merger Agreement” has the meaning set forth in the Recitals hereto.

“New Parkway LP” means Parkway Operating Partnership LP, a Delaware limited partnership and the operating partnership of the Company.

“Non-Recourse Party” has the meaning set forth in Section 6.10.

“NYSE” means the New York Stock Exchange and any successor thereto.

“Options” means any options, warrants, or other rights to subscribe for, purchase, or otherwise acquire shares of Capital Stock of the Company (or any successor thereto).

“Permitted Issuance” means (a) any issuance of Capital Stock upon the exercise of Options outstanding as of the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement, (b) any issuance, sale or authorization pursuant to the

Company’s existing compensation arrangements for its directors, officers, employees, consultants and agents, (c) any issuance, sale or authorization pursuant to any future compensation arrangements for the Company’s directors, officers, employees, consultants and agents that are approved by the Company’s Compensation Committee, (d) any issuance, sale or authorization pursuant to or in connection with any dividend reinvestment plan or employee stock purchase plan of the Company or the establishment thereof, (e) any issuance in exchange for limited partnership units in Legacy Parkway LP or limited partnership units in New Parkway LP in accordance with the limited partnership agreement of Legacy Parkway LP or the limited partnership agreement of New Parkway LP, respectively, and (e) any issuance, sale or placement of Capital Stock as consideration in any acquisition transaction, including any Change of Control, that has been approved by the Company Board.

“Permitted Transferee” has the meaning set forth in Section 4.13.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including any governmental authority.

“Piggyback Registration” has the meaning set forth in Section 4.3(a).

“Pro Rata Portion” means, with respect to TPG and its Affiliates at a given time and with respect to a given Equity Issuance, a number of shares of Common Stock, other Capital Stock or other Securities to be issued, sold or placed in the Equity Issuance equal to the product of (a) the number of shares of Common Stock, other Capital Stock or other Securities proposed to be issued, sold or placed in the Equity Issuance, multiplied by (b) a fraction, the numerator of which is the aggregate number of shares of Common Stock Beneficially Owned by TPG and its Affiliates on the basis of the number of shares of Common Stock issued and outstanding immediately prior to the Equity Issuance, and the denominator of which is the aggregate number of shares of outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding immediately prior to the Equity Issuance.

“Registrable Securities” means at any time, the shares of Common Stock held beneficially or of record by any of the Holders, including shares of Common Stock acquired by way of a dividend, stock split, recapitalization, plan of reorganization, merger, sale of assets or otherwise. Registrable Securities shall continue to be Registrable Securities until (x) they are sold pursuant to an effective Registration Statement under the Securities Act or (y) they may be sold by their Holder without registration under the Securities Act pursuant to Rule 144 (or any similar provision then in force) without limitation thereunder on volume or manner of sale or other restrictions under Rule 144.

“Registration Expenses” has the meaning set forth in Section 4.4.

“Registration Statement” means any registration statement filed by the Company under the Securities Act that covers any of the Registrable Securities, including a prospectus, amendment and supplements thereto, and all exhibits and material incorporated by reference therein.

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor federal statute, rules, or regulations thereto, and in the case of any referenced section of any such statute, rule, or regulation, any successor section thereto, collectively as from time to time amended and in effect.

“SEC” means the Securities and Exchange Commission.

“Securities” means Capital Stock, limited partnership interests, limited liability company interests, beneficial interests, warrants, options, restricted stock units, notes, bonds, debentures, and other securities, equity interests, ownership interests and similar obligations of every kind and nature of any Person.

“Securities Act” means the Securities Act of 1933 or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect.

“Shares” means (a) all shares of the Capital Stock of the Company originally issued to, or issued with respect to shares originally issued to, or held by, a stockholder of the Company, whenever issued, including all shares of the Company issued upon the exercise, conversion, or exchange of any Convertible Securities and (b) all Convertible Securities originally granted or issued to, or held by, any stockholder (treating such Convertible Securities as a number of shares equal to the number of shares of the Company for which such Convertible Securities may be converted or exercised, for all purposes of this Agreement, except as otherwise set forth herein).

“Suspension Notice” has the meaning set forth in Section 4.7(a).

“Stockholder Approval” means the affirmative vote of holders of a majority of the Common Stock present or represented and entitled to vote at a meeting of stockholders of the Company (other than Common Stock held by TPG and its Affiliates) of certain matters related to the transactions contemplated this Agreement, including without limitation the matters set forth in Section 2.1(b) and Section 3.1(a) hereof that are conditioned on such approval.

“Stockholders Meeting” has the meaning set forth in Section 3.1.

“TPG Manager” has the meaning set forth in the Recitals hereto.

“TPG Nominated Directors” has the meaning set forth in Section 2.1(a).

“Underwriters’ Maximum Number” means, for any Demand Registration or Piggyback Registration, that number of securities to which such registration should, in the opinion of the managing underwriter(s) of such registration, in light of marketing factors, be limited.

“Underwritten Offering” has the meaning set forth in Section 4.2(b).

“Voting Securities” means at any time shares of any class of Capital Stock or other Securities of the Company that are then entitled to vote generally in the election of Directors and not solely upon the occurrence and during the continuation of certain specified events, and any Convertible Securities that may be converted into, exercised for, or otherwise exchanged for such shares of Capital Stock.

Section 1.2 Other Definitional Provisions. When used in this Agreement, the words “hereof,” “herein,” and “hereunder,” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

ARTICLE II

GOVERNANCE

Section 2.1 TPG’s Representation on Company Board.

(a) On the Closing Date (as defined in the Merger Agreement), if the number of members constituting the Company Board is other than seven (7), the Company Board shall promptly be reconstituted such that the number of members constituting the Company Board shall be seven (7), subject to increase or decrease by the Company Board from time-to-time, in accordance with the certificate of incorporation and bylaws of the Company and this Agreement. On the Closing Date, the Company shall promptly cause up to two (2) persons (in the aggregate) designated by TPG to be appointed to the Company Board in the manner provided in the Company’s governing documents for filling vacancies on the Company Board; provided, that, to the extent TPG has not designated two (2) such persons before Closing, the Company shall promptly cause the remaining persons to be appointed to the Company Board when such persons are designated by TPG. Following the date hereof, subject to Section 2.1(f), for any meeting (or consent in lieu of a meeting) of the Company’s stockholders for the election of members of the Company Board, (i) so long as TPG, together with its Affiliates, Beneficially Owns as of the date of mailing of the Company’s definitive proxy statement in connection with such meeting (the “Mailing Date”) at least five percent (5%), but equal to or less than thirty percent (30%), of the outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding, the Company shall include two (2) persons designated by TPG as members of the slate of Company Board nominees proposed by the Company Board for election by the Company’s stockholders and, subject to the Company Board’s fiduciary duties, shall recommend that the Company’s stockholders vote in favor of the election of all two (2) such nominees, (ii) so long as TPG, together with its Affiliates, Beneficially Owns as of the Mailing Date at least two and one half percent (2.5%), but less than five percent (5%), of the outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding, the Company shall include one (1) person designated by TPG as a member of the slate of Company Board nominees proposed by the Company Board for election by the Company’s stockholders and, subject to the Company Board’s fiduciary duties, shall recommend that the Company’s stockholders vote in favor of the election of such nominee, (iii) if TPG, together with its Affiliates, Beneficially Owns as of the Mailing Date less than two and one half (2.5%) of the outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding, the Company shall not be required to include any persons designated by TPG as members of the slate of Company Board nominees and (iv) if TPG, together with its Affiliates, Beneficially Owns as of the Mailing Date greater than thirty percent (30%) of the outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding, the Company shall include three (3) persons designated by TPG as members of the slate of Company Board nominees proposed by the Company Board for election by the Company’s stockholders and, subject to the Company Board’s fiduciary duties, shall recommend that the Company’s stockholders vote in favor of the election of all three (3) such nominees. The members of the Company Board nominated or elected pursuant to this Section 2.1(a) are referred to herein as the “TPG Nominated Directors.” The Company Board shall not withdraw any nomination or, subject to the Company Board’s fiduciary duties, recommendation required under this Section 2.1(a), unless TPG delivers to the Company Board a written request for such withdrawal. Further, (i) for any meeting (or consent in lieu of a meeting) of the Company’s stockholders for the election of members of the Company Board, the Company Board shall not nominate, in the aggregate, a number of nominees greater than the number of members of the Company Board, (ii) subject to the Company Board’s fiduciary duties, the Company Board shall not recommend the election of any other person to a position on the Company Board for which a TPG Nominated Director has been nominated, and (iii) the Company shall use commercially reasonable efforts to cause each TPG Nominated Director to be elected to the Company Board. If elected to the Company Board, each TPG Nominated Director will hold his or her office as a member of the Company Board for such term as is provided in the articles of incorporation and bylaws of the Company, or until his or her death, resignation or removal from the Company Board or until his or her successor has been duly elected and qualified in accordance with the provisions of this Agreement, the articles of incorporation and bylaws of the Company, and applicable Law.

(b) On the Closing Date, the Company shall promptly cause the committee of the Company Board called the Investment Committee (the “Investment Committee”) and the committee of the Board called the Compensation Committee (the “Compensation Committee” and together with the Investment Committee, each a “Committee”) to be comprised of not more than four (4) members. On the Closing Date, the Company shall promptly cause (i) two (2) TPG Nominated Directors (in the aggregate) designated by TPG to be appointed to the Investment Committee; provided, that, to the extent TPG has not designated up to two (2) TPG Nominated Directors for appointment to the Investment Committee before Closing, the Company shall promptly cause such persons to be appointed to such Committee when such persons are designated by TPG and (ii) one (1) TPG Nominated Director designated by TPG to be appointed to the Compensation Committee; provided, that, to the extent TPG has not designated one (1) TPG Nominated Director for appointment to the Compensation Committee before Closing, the Company shall promptly cause such person to be appointed to such Committee when such person is designated by TPG. Following such appointment(s), (i) so long as TPG, together with its Affiliates, Beneficially Owns at least five percent (5%) of the outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding, the Company Board shall include two (2) TPG Nominated Directors designated by TPG on the Investment Committee and one (1) TPG Nominated Director designation by TPG on the Compensation Committee, (ii) so long as TPG, together with its Affiliates, Beneficially Owns at least two and one half percent (2.5%), but less than five percent (5%), of the outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding, the Company Board shall include one (1) TPG Nominated Director designated by TPG on the Investment Committee and one (1) TPG Nominated Director designation by TPG on the Compensation Committee and (iii) if TPG, together with its Affiliates, Beneficially Owns less than two and one half percent (2.5%) of the outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding, the Company Board shall not be required to include any persons designated by TPG on any Committee. For so long as TPG has the right to designate any TPG Nominated Directors to serve on the Committees, (x) the Company Board shall maintain a committee called the Investment Committee, the rights and responsibilities of which shall include those described on Exhibit A hereto, and a committee called the Compensation Committee, the rights and responsibilities of which shall include those described on Exhibit B hereto, (y) each Committee may only take action with the affirmative vote of at least a majority of its members and (z) (A) the Company Board will not authorize, and the Company Board will not cause to be taken, any action described on Exhibit A or in clause (ii) of Exhibit B hereto, as the case may be, absent the affirmative approval of the Investment Committee or the Compensation Committee, as the case may be, and (B) subject to and only following the receipt of Stockholder Approval, the Company Board will not authorize, and the Company Board will not cause to be taken, any action described in clause (i) of Exhibit B hereto absent the affirmative approval of the Compensation Committee. Furthermore, for so long as TPG has the right to designate any TPG Nominated Directors to serve on the Committees, if to the extent that any TPG Nominated Director is not permitted to serve on the Compensation Committee for any reason, including pursuant to Section 2.1(f) or Section 2.1(g) below, the Company Board shall create a new Committee in accordance with this Section 2.1(b), that includes the requisite number of TPG Nominated Directors, and that has the rights and responsibilities described on Exhibit B hereto. Any such Committee may only take action with the affirmative vote of at least a majority of its members and (x) the Company Board will not authorize, and the Company will not cause to be taken, any action described in clause (ii) of Exhibit B hereto absent the affirmative approval of such action by such Committee, and (y) subject to and only following receipt of Stockholder Approval, the Company Board will not authorize, and the Company Board will not cause to be taken, any action described in clause (i) of Exhibit B hereto absent the affirmative approval by such Committee.

(c) If TPG’s, together with its Affiliates’, Beneficial Ownership of outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding, falls below any percentage threshold set forth in Section 2.1(b) above, TPG shall cause one or more, as applicable, of the TPG Nominated Directors to resign from any Committees on which such TPG Nominated Directors serve effective as of the date that is the earlier of the end of such TPG Nominated Director’s term and six months from the date on which TPG’s Beneficial Ownership fell below the applicable percentage, such that the remaining number of TPG Nominated Directors on such Committees does not exceed the number that TPG is then entitled to designate appointment pursuant to the terms and conditions of Section 2.1(b). If TPG’s, together with its Affiliates’, Beneficial Ownership of outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding, falls below any percentage threshold set forth in Section 2.1(a) and Section 2.1(b) above, the number of directors that TPG shall be entitled to designate for nomination or appointment at any meeting (or consent in lieu of a meeting) of the Company’s stockholders for the election of members of the Company

Board or any Committee thereof shall be reduced to such number that does not exceed the number that TPG is then entitled to designate for nomination or appointment pursuant to the terms and conditions of Section 2.1(a) and Section 2.1(b) above, as applicable, and TPG shall cause one or more, as applicable, of the TPG Nominated Directors to resign as of the date that is the earlier of the end of such TPG Nominated Director’s term and six months from the date on which TPG’s Beneficial Ownership fell below the applicable percentage. If, after the date on which TPG’s Beneficial Ownership fell below the applicable percentage and before the effective date of the TPG Director’s resignation in accordance with the preceding sentence, TPG or its Affiliates acquire additional shares of Common Stock which meet the percentage thresholds set forth in Sections 2.1(a) and 2.1(b) above, then the number of directors that TPG shall be entitled to designate for nomination or appointment at any meeting (or consent in lieu of a meeting) of the Company’s stockholders for the election of members to the Company Board or any Committee thereof shall be increased to the applicable number set forth in Sections 2.1(a) and 2.1 (b) (otherwise, the number of directors that TPG shall be entitled to so designate shall be forever so reduced, even if TPG or its Affiliates shall subsequently acquire additional shares of Common Stock). In addition, TPG shall cause any TPG Nominated Director to resign promptly from the Company Board and any Committees on which such TPG Nominated Director serves if such TPG Nominated Director, as determined by the Company Board in good faith after consultation with outside legal counsel, (i) is prohibited or disqualified from serving as a director of the Company or a member of any such Committees under any rule or regulation of the SEC, the NYSE or by applicable Law, (ii) has engaged in acts or omissions constituting a breach of the TPG Nominated Director’s duty of loyalty to the Company and its stockholders, (iii) has engaged in acts or omissions that involve intentional misconduct or an intentional violation of Law or (iv) has engaged in any transaction involving the Company from which the TPG Nominated Director derived an improper personal benefit that was not disclosed to the Company Board prior to the authorization of such transaction; provided, however, that, subject to the limitations set forth in Section 2.1(a) and Section 2.1(b), TPG shall have the right to replace such resigning TPG Nominated Director with a new TPG Nominated Director, such newly named TPG Nominated Director to be appointed promptly to the Company Board in place of the resigning TPG Nominated Director in the manner set forth in the Company’s governing documents for filling vacancies on the Company Board. Nothing in this paragraph (c) or elsewhere in this Agreement (except Section 2.1(e)) shall confer any third-party beneficiary or other rights upon any person designated hereunder as a TPG Nominated Director, whether during or after such person’s service on the Company Board.

(d) For so long as TPG has the right to designate at least one (1) TPG Nominated Director for nomination to the Company Board pursuant to Section 2.1(a) above, the Company Board shall (i) fill vacancies created by reason of death, removal or resignation of any TPG Nominated Director promptly upon request by TPG and only as directed by TPG, subject to the terms and conditions set forth in Section 2.1(a) above and Sections 2.1(f) and 2.1(g) below, and (ii) fill vacancies created by reason of death, removal or resignation of any director who is not a TPG Nominated Director (a “Non-TPG Director”) promptly upon request by the Non-TPG Directors and only as directed by the Non-TPG Directors; provided, however, that any such director designated by the Non-TPG Directors shall, as a condition precedent to his or her nomination, meet each of the requirements set forth in clauses (i) – (iv) of Section 2.1(f) below (it being understood that, for the purposes hereof, the word “TPG” appearing in clause (i) thereof shall be replaced with the words “the Non-TPG Directors”), other than, in the case of any non-independent or management director, the requirements of clause (iii) thereof. Further, for so long as TPG has the right to designate at least one (1) TPG Nominated Director for appointment to any Committee pursuant to Section 2.1(b) above, the Company Board shall appoint and remove the TPG Nominated Directors as members of any such Committee promptly upon request by TPG and only as directed by TPG, and shall fill vacancies created by reason of death, removal or resignation of any TPG Nominated Director promptly upon request by TPG and only as directed by TPG, subject to the terms and conditions set forth in Section 2.1(b) and 2.1(c) above and Sections 2.1(f) and 2.1(g) below. So long as TPG has promptly named a replacement, following any death, removal or resignation of any TPG Nominated Director, and prior to any the appointment of such replacement in accordance with this Agreement, the Company Board agrees not to authorize or take, and agrees to cause each Committee not to authorize or take, any action that would otherwise require the consent of a TPG Nominated Director until such time as such newly named TPG Nominated Director has been so appointed to the Board or such Committee.

(e) Each TPG Nominated Director that is elected to the Company Board shall be indemnified by the Company and its subsidiaries, if applicable, in connection with his or her service as a member of the Company Board or any Committee to the fullest extent permitted by law and will be exculpated from liability for damages to the fullest extent permitted by law. Without limiting the foregoing in this Section 2.1(e), each TPG Nominated Director who is elected to the Company Board shall be entitled to receive from the Company and its subsidiaries, if applicable, the same insurance coverage in connection with his or her service as a member of the Company Board and any Committee as is provided for each of the other members of the Company Board or Committee, as applicable.

(f) TPG shall only designate a person to be a TPG Nominated Director (i) who TPG believes in good faith has the requisite skill and experience to serve as a director of a publicly-traded company, (ii) who is not prohibited from or disqualified from serving as a director of the Company pursuant to any rule or regulation of the SEC, the NYSE or applicable Law, (iii) who meets the independence standards set forth in Section 303A.02(b) of the NYSE Listed Company Manual and (iv) with respect to which no event required to be disclosed pursuant to Item 401(f) of Regulation S-K of the 1934 Act has occurred. Notwithstanding anything to the contrary in this Section 2.1, the parties hereto agree that members of the Company Board shall retain the right to object to the nomination, election or appointment of any TPG Nominated Director for service on the Company Board or any Committee if the members of the Company Board determine in good faith, after consultation with outside legal counsel, that such TPG Nominated Director fails to meet the criteria set forth above or, with respect to any TPG Nominated Director to be appointed to the Company’s Audit Committee, Governance Committee or Compensation Committee, any other rule or regulation of the SEC, the NYSE or applicable Law that applies to members of a company’s audit committee, governance committee or compensation committee (including for purposes of Section 16 of the Exchange Act and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)). In the event that the members of the Company Board object to the nomination, election or appointment of any TPG Nominated Director to the Company Board or any Committee pursuant to the terms of this Section 2.1(f), the Company Board shall nominate or appoint, as applicable, another individual designated by TPG as the TPG Nominated Director nominated for election to the Company Board or appointed to the Committee, as applicable, that meets the criteria set forth in this Section 2.1(f) and Section 2.1(g).

(g) Notwithstanding anything to the contrary in this Section 2.1, nothing shall prevent the Company Board from acting in accordance with their respective fiduciary duties or applicable Law or stock exchange requirements. The Company Board shall have no obligation to nominate, elect or appoint any TPG Nominated Director if such nomination, election or appointment would violate applicable Law or NYSE requirements or result in a breach by the Company Board of its fiduciary duties to its stockholders; provided, however, that the foregoing shall not affect the right of TPG to designate an alternative individual as the TPG Nominated Director nominated for election to the Company Board or appointed to the Committee, as applicable, subject to the other terms, conditions and provisions in this Article II.

(h) The rights of TPG set forth in this Section 2.1 shall be in addition to, and not in limitation of, such voting rights that TPG may otherwise have as a holder of capital stock of the Company.

Section 2.2 Consent Rights.

(a) For so long as TPG, together with its Affiliates, Beneficially Owns at least five percent (5%) of the outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding, prior written consent of TPG will be required for:

(i) Any increase or decrease of the size of any Committee; and

(ii) Any change in the rights and responsibilities of either the Investment Committee or the Compensation Committee (or any additional Committee created in accordance with the last sentence of Section 2.1(b)) as set forth in Exhibit A or Exhibit B, as applicable (other than as expressly contemplated hereby).

(b) Notwithstanding the foregoing and for the avoidance of doubt, the consent rights set forth in paragraph (a) above shall not apply, and TPG’s prior written consent shall not be required for any actions taken or to be taken, in connection with a Change of Control of the Company. The rights of TPG and its Affiliates set forth in this Section 3.2 shall be in addition to, and not in limitation of, such voting rights that TPG and its Affiliates may otherwise have as holders of capital stock of the Company.

Section 2.3 Domestically Controlled Status. The Company shall, at least once in each calendar year, and, upon the prior request of TPG, one additional time within such calendar year, determine whether the Company is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4) of the Code (a “DCR”); provided, however, that such examination shall be limited to information filed publicly with the SEC with respect to the ownership of stock of the Company (i.e., Schedules 13) and any information related to the ownership of the Company provided by TPG, and that the Company shall not be required to take any action (or to not take any action) so as to be treated as a DCR at any given time; provided, further, that TPG shall not request that the Company conduct an examination within 180 days prior to the Company’s completion of its most recent prior examination.

ARTICLE III

PRE-EMPTIVE RIGHTS

Section 3.1 Pre-Emptive Rights.

(a) For so long as TPG, together with its Affiliates, Beneficially Owns at least five percent (5%) of the outstanding Common Stock on the basis of the number of shares of Common Stock issued and outstanding, and subject to any rules of the NYSE that may limit or restrict such purchases, TPG or one or more TPG Affiliates designated by TPG shall have the option and right (but not the obligation) to participate (or nominate any of TPG’s Affiliates to participate) in any Equity Issuance by purchasing in the aggregate up to TPG’s and its Affiliates’ Pro Rata Portion of such Equity Issuance at the same price and the same terms and conditions as offered to other investors in the Equity Issuance.

(b) The Company agrees to use its reasonable best efforts to take any and all action, or to cause such action to be taken, as is necessary or appropriate to allow TPG or its Affiliate(s), as applicable, to fully participate in any Equity Issuance in accordance with the provisions of this Agreement.

(c) In the event the Company proposes to undertake an Equity Issuance, the Company shall promptly give TPG prior written notice of its intention, describing the type of equity interests, the price at which such securities are proposed to be issued (or, in the case of an underwritten or privately placed offering in which the price is not known at the time the notice is given, the method of determining the price and an estimate thereof), the timing of such proposed Equity Issuance and the general terms and conditions upon which the Company proposes to effect the Equity Issuance. TPG and its Affiliates shall have fifteen (15) Business Days (or, if the Company expects that the proposed Equity Issuance will be effected in less than fifteen (15) Business Days, such shorter period, that shall be as long as practicable, as may be required in order for TPG and its Affiliates to participate in such proposed Equity Issuance) from the date TPG receives notice of the proposed Equity Issuance to elect to purchase their Pro Rata Portion of such Equity Issuance for the consideration and upon the terms specified in the notice provided by the Company pursuant to this Section 3.1(b) by giving written notice to the Company and stating therein the quantity of equity interests to be purchased. Any such notice shall be irrevocable. Any purchase of Equity Interests by TPG and its Affiliates pursuant to this Section 3.1 shall occur contemporaneously with, and be subject to the same terms and conditions as, the closing of the sale of the Equity Interests by the Company to the other parties.

(d) The purchase by TPG and its Affiliates of Equity Interests pursuant to this Section 3.1 shall be subject to the limitations on stock ownership set forth in the Company’s organizational documents; provided, that Company shall provide any necessary waiver of such limitations upon receipt of a representation letter from TPG and its Affiliates (or updated representation letter, as the case may be, similar to the representation letter provided by TPG and its Affiliates in connection with the Distribution).

(e) In the event that neither TPG nor any of its Affiliates exercises the right forth in this Section 3.1 within the applicable period as set forth above, the Company shall be permitted to sell the equity interests in respect of which such pre-emptive rights were not exercised. In the event that the Company has not sold the equity interests within ninety (90) days of its notice to TPG as contemplated by Section 3.1(b), for purposes of this Section 3.1 such proposed Equity Issuance shall be deemed to have been terminated, and the Company shall provide TPG with a new notice prior to undertaking a subsequent Equity Issuance.

(f) The Company shall have the right, in its sole discretion, at all times prior to consummation of any proposed Equity Issuance giving rise to the rights granted by this Section 3.1, to abandon, withdraw or otherwise terminate such proposed Equity Issuance, without any liability to TPG or its Affiliates.

ARTICLE IV

REGISTRATION RIGHTS

Section 4.1 Registration at Closing. The Company shall use commercially reasonable efforts to file, within thirty (30) days of Closing, a Registration Statement registering for sale all of the Registrable Securities held by the Holders and, as soon as practicable thereafter, cause such Registration Statement to become effective (and remain effective until the completion of the distribution contemplated thereby) and file a final prospectus relating thereto, subject, in each of the foregoing cases, to the ability of the Company to satisfy financial statement requirements related to the closing of the Merger. The plan of distribution set forth in the prospectus included in the Registration Statement shall include such methods of distribution as reasonably requested by the Holders. For the avoidance of doubt, such registration shall not be deemed a “Demand Registration” for purposes of the limitations set forth in Section 4.2(a).

Section 4.2 Demand Registration.

(a) Subject to the provisions hereof, at any time on or after the date that is 180 days after the Closing Date (as defined in the Merger Agreement), the Holders of a majority of Registrable Securities shall have the right to require the Company to file a Registration Statement registering for sale all or part of their respective Registrable Securities under the Securities Act (a “Demand Registration”) by delivering a written request therefor to the Company (i) specifying the number of Registrable Securities to be included in such registration by such Holder or Holders, (ii) specifying whether the intended method of disposition thereof is pursuant to an Underwritten Offering (as defined below), and (iii) containing all information about such Holder required to be included in such Registration Statement in accordance with applicable law. As soon as practicable after the receipt of such demand, the Company shall (x) promptly notify all Holders from whom the request for registration has not been received and (y) use reasonable best efforts to effect such registration (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) of the Registrable Securities that the Company has been so requested to register; provided, however, that (i) the Holders shall not make a request for a Demand Registration under this Section 4.2(a) for Registrable Securities having an anticipated aggregate offering price of less than $5,000,000, (ii) the Holders will not be entitled to require the Company to effect more than three (3) Demand Registrations in the aggregate under this Agreement, and (iii) the Company will not be obligated to effect more than one (1) Demand Registration in any six (6) month period.

(b) The offering of the Registrable Securities pursuant to such Demand Registration may be in the form of an underwritten public offering (an “Underwritten Offering”). In such case, (i) the Company may designate the managing underwriter(s) of the Underwritten Offering, provided that such Holders may designate a co-managing underwriter to participate in the Underwritten Offering, subject to the approval of the Company, which approval shall not be unreasonably withheld or delayed and (ii) the Company shall (together with the Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form for underwriting agreements for firm commitment offerings of equity securities with the managing underwriter(s) proposing to distribute their securities through such Underwritten Offering, which underwriting agreement shall have indemnification provisions in substantially the form as set forth in Section 4.9 of this Agreement; provided, that (i) the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the underwriter(s) shall also be made to and for the benefit of the Holders proposing to distribute their securities through the Underwritten Offering, (ii) no Holder shall be required to make any representations and warranties to, or agreements with, any underwriter in a registration other than customary representations, warranties and agreements and (iii) the liability of each Holder in respect of any indemnification, contribution or other obligation of such Holder arising under such underwriting agreement (a) shall be limited to losses arising out of or based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, incorporated document or other such disclosure document or other document or report, in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder expressly for inclusion therein and (b) shall not in any event, absent fraud or intentional misrepresentation, exceed an amount equal to the net proceeds to such Holder (after deduction of all underwriters’ discounts and commissions) from the disposition of the Registrable Securities disposed of by such Holder pursuant to such Underwritten Offering. No Holder may participate in any such Underwritten Offering unless such Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. The Company shall not be obligated to effect or participate (a) more than two (2) Underwritten Offerings in any twelve (12) month period, and (b) in any Underwritten Offering during any lock-up period required by the underwriter(s) in any prior underwritten offering conducted by the Company on its own behalf or on behalf of the Holders.

(c) If, in connection with an Underwritten Offering, the managing underwriter(s) advise the Company that in its or their reasonable opinion the number of securities proposed to be included in such registration exceeds the Underwriters’ Maximum Number, then (i) the Company shall so advise all Holders of Registrable Securities to be included in such Underwritten Offering and (ii) the Company will be obligated and required to include in such Underwritten Offering only that number of Registrable Securities requested by the Holders thereof to be included in such registration that does not exceed such Underwriters’ Maximum Number, such Registrable Securities to be allocated pro rata among the Holders thereof on the basis of the number of Registrable Securities requested to be included therein by each such Holder. No shares of Common Stock held by any Person other than Registrable Securities held by the Holders shall be included in a Demand Registration without the prior written consent of the holders of a majority in interest of the Registrable Securities.

(d) A registration will not be deemed to have been effected as a Demand Registration unless the Registration Statement relating thereto has been declared effective by the SEC, at least 75% of the Registrable Securities requested to be included in the registration by the Holders are included in such registration, and the Company has complied in all material respects with its obligations under this Agreement with respect thereto; provided, however, that if, after it has become effective, (i) such Registration Statement or the related offer, sale or distribution of Registrable Securities thereunder is or becomes the subject of any stop order, injunction or other order or requirement of the SEC or any other governmental or administrative agency, or if any court prevents or otherwise limits the sale of the Registrable Securities pursuant to the registration, and in each case less than all of the Registrable Securities covered by the effective Registration Statement are actually sold by the selling Holder or Holders pursuant to the Registration Statement, or (ii) if, in the case of an Underwritten Offering, the Company fails to provide Full Cooperation, then such registration will be deemed not to have been effected for purposes of clause (ii) of the proviso to Section 4.2(a). If (i) a registration requested pursuant to this Section 4.2 is deemed not to have been effected as a Demand Registration or (ii) the registration requested pursuant to this Section 4.2 does not remain continuously effective until forty-five (45) days after the commencement of the distribution by the Holders of the Registrable Securities covered by such registration, then the Company shall continue to be obligated to effect a Demand Registration pursuant to this Section 4.2 of the Registrable Securities included in such registration. In circumstances not including the events described in the immediately two preceding sentences of this Section 4.2(d), each Holder of Registrable Securities shall be permitted voluntarily to withdraw all or any part of its Registrable Securities from a Demand Registration at any time prior to the commencement of marketing of such Demand Registration, provided that such registration nonetheless shall count as a Demand Registration for purposes of clause (ii) of the proviso to Section 4.2(a).

Section 4.3 Piggyback Registration.

(a) At any time after the one (1) year anniversary of the Closing Date (as defined in the Merger Agreement), if (and on each occasion that) the Company proposes to register any of its securities under the Securities Act (other than pursuant to Section 4.1 or Section 4.2) for the account of any of its security holders and such registration permits the inclusion of the Registrable Securities (each such registration not withdrawn or abandoned prior to the effective date thereof being herein referred to as a “Piggyback Registration”), the Company shall give written notice to all Holders of such proposal promptly, but in no event later than ten (10) Business Days prior to the anticipated filing date.

(b) Subject to the provisions contained in paragraphs (a) and (c) of this Section 4.3 and in the last sentence of this paragraph (b), the Company will be obligated and required to include in each Piggyback Registration such Registrable Securities as requested in a written notice from any Holder delivered to the Company no later than five (5) Business Days following delivery of the notice from the Company specified in Section 4.3(a). The Holders of Registrable Securities shall be permitted to withdraw all or any part of their shares from any Piggyback Registration at any time on or before the fifth business day prior to the planned effective date of such Piggyback Registration, except as otherwise provided in any written agreement with the Company’s underwriter(s) establishing the terms and conditions under which such Holders would be obligated to sell such securities in such Piggyback Registration. The Company may terminate or withdraw any Piggyback Registration prior to the effectiveness of such registration, whether or not the Holders have elected to include Registrable Securities in such registration.

(c) If a Piggyback Registration is an Underwritten Offering on behalf of a holder of Company securities other than Holders, and the managing underwriter(s) advise the Company that in its or their reasonable opinion the number of securities proposed to be included in such registration exceeds the Underwriters’ Maximum Number, then the Company shall include in such registration (i) first, the number of securities requested to be included therein by the holder(s) originally requesting such registration, (ii) second, the number of securities requested to be included therein by all Holders who have requested registration of Registrable Securities in accordance with Section 4.3(a), pro rata on the basis of the aggregate number of Registrable Securities requested to be included by each such Holder and (iii) third, any other securities that have been requested to be so included by any other person.

(d) In any Piggyback Registration that is an Underwritten Offering, the Company shall have the right to select the managing underwriter(s) for such registration.

(e) The Company shall not grant to any Person the right to request the Company to register any shares of Company securities in a Piggyback Registration unless such rights are consistent with the provisions of this Section 4.3.

Section 4.4 Registration Expenses. In connection with registrations pursuant to Section 4.1, Section 4.2 or Section 4.3 hereof, the Company shall pay all of the costs and expenses incurred in connection with the registrations thereunder (the “Registration Expenses”), including all (a) registration and filing fees and expenses, including, without limitation, those related to filings with the SEC, (b) fees and expenses of compliance with state securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (c) reasonable processing, duplicating and printing expenses, including expenses of printing prospectuses reasonably requested by any Holder, (d) of the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any liability insurance and the expense of any annual audit or quarterly review), (e) fees and expenses incurred in connection with listing the Registrable Securities for trading on a national securities exchange, (f) fees and expenses in connection with the preparation of the registration statement and related documents covering the Registrable Securities, (g) fees and expenses, if any, incurred with respect to any filing with FINRA, (h) any documented out-of-pocket expenses of the underwriter(s) incurred with the approval of the Company, (i) the cost of providing any CUSIP or other identification numbers for the Registrable Securities, (j) fees and expenses and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including, without limitation, the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested), (k) fees and expenses of any special experts retained by the Company in connection with such registration, and (l) reasonable and documented fees and expenses of one firm of counsel for the Holders to be selected by the Holders of a majority of the Registrable Securities to be included in such registration (“Holders’ Counsel”); provided, however, that the Company shall reimburse the Holders for the reasonable and documented fees and disbursements one, but not more than one, additional counsel retained by any Holder for the purpose of rendering any opinion required by the Company or the managing underwriter(s) to be rendered on behalf of such Holder in connection with any Demand Registration. Other than as provided in the foregoing sentence, the Company shall have no obligation to pay any out-of-pocket expenses of the Holders relating to the registrations effected pursuant to this Agreement. Notwithstanding the foregoing, Holders shall be responsible, on a pro rata basis based on the number of Registrable Securities included in the applicable registered offering by each such Holder, for any underwriting discounts and commissions attributable to the sale of Registrable Securities pursuant to a Registration Statement. The obligation of the Company to bear the expenses described in this Section 4.4 and to pay or reimburse the Holders for the expenses described in this Section 4.4 shall apply irrespective of whether any sales of Registrable Securities ultimately take place.

Section 4.5 Registration Procedures. In the case of each registration effected by the Company pursuant to this Agreement, the Company shall keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. In connection with any such registration:

(a) The Company will, as soon as reasonably practicable (and in any event, within 90 days) after its receipt of the request for registration under Section 4.2(a), prepare and file with the Commission a Registration Statement on Form S-1, Form S-3 or another appropriate Securities Act form reasonably acceptable to the Holders, and use reasonable best efforts to cause such Registration Statement to become and remain effective until the completion of the distribution contemplated thereby.

(b) The Company will (i) promptly prepare and file with the Commission such amendments to each Registration Statement as may be necessary to keep such Registration Statement effective for as long as such registration is required to remain effective pursuant to the terms hereof, (ii) cause the prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, and (iii) comply with the provisions of the Securities Act applicable to it with respect to the disposition of all Registrable Securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the Holders set forth in such Registration Statement or supplement to the prospectus.

(c) The Company will, at least ten (10) days prior to filing a Registration Statement or at least five (5) days prior to filing a prospectus or any amendment or supplement to such Registration Statement or prospectus, furnish to (i) each Holder of Registrable Securities covered by such Registration Statement, (ii) Holders’ Counsel and (iii) each underwriter of the Registrable Securities covered by such Registration Statement, copies of such Registration Statement and each amendment or supplement as proposed to be filed, together with any exhibits thereto, which documents will be subject to reasonable review and comment by each of the foregoing Persons within five (5) days after delivery, and thereafter, furnish to such Holders, Holders’ Counsel and the underwriter(s), if any, such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents or information as such Holder, Holders’ Counsel or the underwriter(s) may reasonably request in order to facilitate the disposition of the Registrable Securities in accordance with the plan of distribution set forth in the prospectus included in the Registration Statement; provided, however, that notwithstanding the foregoing, if the Company intends to file any prospectus, prospectus supplement or prospectus sticker that does not make any material changes in the documents already filed, then Holders’ Counsel will be afforded such opportunity to review such documents prior to filing consistent with the time constraints involved in filing such document, but in any event no less than one (1) day.

(d) The Company will promptly notify each Holder of any stop order issued or threatened by the SEC and, if entered, use reasonable best efforts to prevent the entry of such stop order or to remove it as soon as reasonably possible.

(e) On or prior to the date on which the Registration Statement is declared effective, the Company shall use reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any Holder reasonably requests and do any and all other lawful acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition in such jurisdictions of such Registrable Securities, and use commercially reasonable efforts to keep each such registration or qualification (or exemption therefrom) effective during the period which the Registration Statement is required to be kept effective; provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (e), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction.

(f) The Company will notify each Holder, Holders’ Counsel and the underwriter(s) promptly and (if requested by any such Person) confirm such notice in writing, (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or prospectus or for additional information to be included in any Registration Statement or prospectus or otherwise, (iii) of the issuance by any state securities commission or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or blue sky laws or the initiation of any proceedings for that purpose, and (iv) of the happening of any event that requires the making of any changes in a Registration

Statement or related prospectus or any document incorporated or deemed to be incorporated by reference therein so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements in the Registration Statement and prospectus not misleading in light of the circumstances in which they were made; and, as promptly as practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Holder hereby agrees to keep any disclosures under subsection (iv) above confidential until such time as a supplement or amendment is filed.

(g) The Company will furnish customary closing certificates and other deliverables to the underwriter(s) and the Holders and enter into customary agreements satisfactory to the Company (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities.

(h) The Company will make available for inspection by any underwriter participating in any disposition pursuant to a Registration Statement, and any attorney, accountant or other agent retained by any such seller or underwriter (in each case after reasonable prior notice and at reasonable times during normal business hours and without unnecessary interruption of the Company’s business or operations), all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with the Registration Statement.

(i) The Company, during the period when the prospectus is required to be delivered under the Securities Act, promptly will file all documents required to be filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

(j) The Company shall use reasonable best efforts to cause all Registrable Securities registered pursuant to the terms hereof to be listed on each national securities exchange on which the Common Stock of the Company is then listed.

(k) The Company shall use commercially reasonable efforts to cooperate and assist in obtaining of all necessary approvals from FINRA, if any.

(l) The Company shall provide a transfer agent and registrar for the Registrable Securities not later than the effective date of such Registration Statement.

(m) If requested, the Company shall furnish to each Holder a copy of all documents filed with and all correspondence from or to the SEC in connection with the offering of Registrable Securities.

(n) The Company otherwise shall use its reasonable best efforts to comply with all applicable rules and regulations of the SEC.

(o) The Company shall furnish to any requesting underwriter in an Underwritten Offering, addressed to such underwriter, (i) an opinion of the Company’s counsel (which may be the Company’s General Counsel), dated the date of closing of the sale of any Registrable Securities thereunder, as well as a consent to be named in the Registration Statement or any prospectus thereto, and (ii) comfort letters and consent to be named in the Registration Statement or any prospectus relating thereto signed by the Company’s independent public accountants who have examined and reported on the Company’s financial statements included in the Registration Statement, in each case covering substantially the same matters with respect to the Registration Statement (and the prospectus included therein) and (in the case of the accountants’ comfort letters) with respect to events subsequent to the date of the financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ comfort letters delivered to the underwriters in underwritten public offerings of securities, to the extent that the Company is required to deliver or cause the delivery of such opinion or comfort letters to the underwriters in an Underwritten Offering.

(p) In connection with each Demand Registration, the Company shall cause there to occur Full Cooperation.

For purposes of Section 4.5(a) and Section 4.5(b), the period of distribution of Registrable Securities in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Registrable Securities in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Securities covered thereby and one hundred twenty (120) days after the effective date thereof.

Section 4.6 Holders’ Obligations. The Company may require each Holder to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration, including all such information as may be requested by the SEC. Each Holder agrees that, notwithstanding the provisions of Section 4.7 hereof, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.5(f) hereof, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.5(f) hereof, and, if so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession and retained solely in accordance with record retention policies then-applicable to such Holder, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective by the number of days during the period from and including the date of the giving of notice pursuant to Section 4.5(f) hereof to the date when the Company shall make available to the Holders a prospectus supplemented or amended to conform with the requirements of Section 4.5(f) hereof.

Section 4.7 Blackout Provisions.

(a) Notwithstanding anything in this Agreement to the contrary, by delivery of written notice to the participating Holders (a “Suspension Notice”) stating which one or more of the following limitations shall apply to the addressee of such Suspension Notice, the Company may (i) postpone effecting a registration under this Agreement, or (ii) require such addressee to refrain from disposing of Registrable Securities under the registration, in either case for a period of no more than forty-five (45) consecutive days from the delivery of such Suspension Notice (which period may not be extended or renewed). The Company may postpone effecting a registration or apply the limitations on dispositions specified in clause (ii) of this Section 4.7(a) if (x) the Company Board, in good faith, determines that such registration or disposition would materially impede, delay or interfere with any material transaction then pending or proposed to be undertaken by the Company or any of its subsidiaries, or (y) the Company in good faith determines that the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Company Board, in good faith, reasonably believes would not be in the best interests of the Company; provided that the Company may not take any actions pursuant to this Section 4.7(a) for a period of time in excess of ninety (90) days in the aggregate in any twelve (12)-month period.

(b) If the Company shall take any action pursuant to clause (ii) of Section 4.7(a) with respect to any participating Holder in a period during which the Company shall be required to cause a Registration Statement to remain effective under the Securities Act and the prospectus to remain current, such period shall be extended for such Person by one (1) day beyond the end of such period for each day that, pursuant to Section 4.7(a), the Company shall require such Person to refrain from disposing of Registrable Securities owned by such Person.

Section 4.8 Exchange Act Registration. The Company will use its reasonable best efforts to timely file with the SEC such information as the SEC may require under Section 13(a) or Section 15(d) of the Exchange Act, and the Company shall use its reasonable best efforts to take all action as may be required as a condition to the availability of Rule 144 or Rule 144A under the Securities Act with respect to its Common Stock. The Company shall furnish to any holder of Registrable Securities forthwith upon request such reports and documents as a holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a holder to sell any such Registrable Securities without registration to the extent that such reports or documents are not publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system or any successor system thereto. Certificates evidencing Registrable Securities shall not contain any legend at such time as a Holder has provided reasonable evidence to the Company (including any customary broker’s or selling stockholder’s letters but expressly excluding an opinion of counsel other than with respect to clauses (d) or (e) below), that (a) there has been a sale of such Registrable Securities pursuant to an effective registration statement, (b) there has been a sale of such Registrable Securities pursuant to Rule 144 (assuming the transferor is not an affiliate of the Company), (c) such Registrable Securities are then eligible for sale under Rule 144(b)(i), (d) in connection with a sale, assignment or other transfer (other than under Rule 144), upon request of the Company, such Holder provides the Company with an opinion of counsel to such Holder, in a reasonably acceptable form, to the effect that such sale, assignment or transfer of the Registrable Securities may be made without registration under the applicable requirements of the Securities Act or (e) such legend is not required under applicable requirements of the Securities Act (including controlling judicial interpretations and pronouncements issued by the SEC). Following such time as restrictive legends are not required to be placed on certificates representing Registrable Securities pursuant to the preceding sentence, the Company will, no later than three (3) Business Days following the delivery by a Holder to the Company or the Company’s transfer agent of a certificate representing Registrable Securities containing a restrictive legend and the foregoing evidence (and opinion if applicable), deliver or cause to be delivered to such Holder a certificate representing such Registrable Securities that is free from all restrictive and other legends or credit the balance account of such Holder’s or such Holder’s nominee with the Depository Trust Company (the “DTC”) (if DTC is then offered by the Company and its transfer agent) with a number of shares of Common Stock equal to the number of shares of Common Stock represented by the certificate so delivered by such Holder.

Section 4.9 Indemnification.

(a) Indemnification by the Company. The Company agrees, notwithstanding the termination of this Agreement, to indemnify and hold harmless, to the fullest extent permitted by law, each Holder and each of its managers, members, managing members, general and limited partners, officers, directors, employees and agents, and each Person, if any, who controls such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the managers, members, managing members, general and limited partners, officers, directors, employees and agents of such controlling Person (each, a “Controlling Person”), from and against any and all losses, claims, damages, settlement amounts (only if the Company consented in writing to the settlement, which consent shall not be unreasonably withheld), liabilities, reasonable attorneys’ fees, costs and expenses of investigating and defending any such claim (collectively, “Damages”) and any action in respect thereof to which such Holder, its managers, members, managing members, general and limited partners, officers, directors, employees and agents, and any such Controlling Persons may become subject to under the Securities Act or otherwise, but only insofar as such Damages (or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus of the Company (or any amendment or supplement thereto) or any preliminary prospectus of the Company, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, except insofar as the same are based upon information furnished in writing to the Company by such Holder or any of its managers, members, managing members, general partners, officers, directors, employees, agents and Controlling Persons expressly for use therein, and, consistent with and subject to the foregoing, shall reimburse such Holder, its managers, members, managing members, general and limited partners, officers, directors, employees and agents, and each such Controlling Person for any legal and other expenses reasonably incurred by such Holder, its managers, members, managing members, general and limited partners, officers, directors, employees and agents, or any such Controlling Person in investigating or defending or preparing to defend against any such Damages or proceedings. In addition to the indemnity contained herein, the Company will reimburse each Holder for its reasonable out-of-pocket legal and other expenses (including the reasonable out-of-pocket cost of any investigation, preparation and travel in connection therewith) as incurred in connection therewith, as promptly as practicable after such expenses are incurred and invoiced.

(b) Indemnification by the Holder. The Holders agree, severally and not jointly, to indemnify and hold harmless the Company, its officers, directors, employees and agents and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the managers, members, managing members, general and limited partners, officers, directors, employees and agents of such controlling Person, to the same extent as the foregoing indemnity from the Company to the Holders, but only with respect to information related to the Holders, or their plan of distribution, furnished in writing by the Holders or any of their managers, members, managing members, general partners, officers, directors, employees, agents and Controlling Persons to the Company expressly for use in any Registration Statement or prospectus, or any amendment or supplement thereto, or any preliminary prospectus. No Holder shall be required to indemnify any Person pursuant to this Section 4.9(b) for any amount in excess of the net proceeds received by such Holder from the sale of the Registrable Securities sold for the account of such Holder.

(c) Conduct of Indemnification Proceedings. Promptly after receipt by any Person (an “Indemnified Party”) of notice of any claim or the commencement of any action in respect of which indemnity may be sought pursuant to Section 4.9(a) or Section 4.9(b), the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an “Indemnifying Party”), notify the Indemnifying Party in writing of the claim or the commencement of such action; provided, that the failure to notify the Indemnifying Party shall not relieve it from any liability that it may have to an Indemnified Party except to the extent of any actual prejudice resulting therefrom. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party and its Controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of, and reimbursement of fees for, such counsel or (ii) in the reasonable opinion of counsel to such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or would reasonably have been a party and indemnity would reasonably have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding. Whether or not the defense of any claim or action is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its written consent.

Section 4.10 No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to any of its securities (including any registration or similar agreement) which is inconsistent with or violates the material rights granted to the Holders in this Agreement.

Section 4.11 Lock-Up Agreements. Each of the Holders and the Company agrees that, in connection with an Underwritten Offering in respect of which Registrable Securities are being sold, or in connection with any other public offering of Common Stock by the Company, if requested by the underwriter(s), it will enter into customary “lock-up” agreements pursuant to which it will agree not to, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Common Stock or any securities convertible or exchangeable into Common Stock (subject to customary exceptions) for a period not to exceed ninety (90) days from the effective date of the Registration Statement pertaining to such Registrable Securities or from such other date as may be requested by the underwriter(s). The Company further agrees that, in connection with an Underwritten Offering in respect of which Registrable Securities are being sold, if requested by the managing underwriter(s), it will exercise its best efforts to obtain agreements (in the underwriters’ customary form) from its directors and executive officers not to, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Common Stock or any securities convertible or exchangeable into Common Stock (subject to customary exceptions), for a period not to exceed ninety (90) days from the effective date of the Registration Statement pertaining to such Registrable Securities or from such other date as may be requested by the underwriter(s).

Section 4.12 Termination of Registration Rights. The rights granted under this Article IV shall terminate on the earlier of the date that (a) the Holders no longer Beneficially Own any Registrable Securities or (b) all Registrable Securities are eligible for sale without any volume or other limitations or restrictions; provided, however, that the indemnification provisions set forth in Section 4.9 shall survive such termination.

Section 4.13 Assignment; Binding Effect. The rights and obligations provided in this Article IV may be assigned in whole or in part by any Holder to a controlled affiliate of such Holder or to any member, general or limited partner or stockholder of any such Holder (each, a “Permitted Transferee”) without the consent of the Company or any other Holder. Such assignment shall be effective upon receipt by the Company of (a) written notice from the Holder certifying that the transferee is a Permitted Transferee, stating the name and address of the Permitted Transferee and identifying the amount of Registrable Securities with respect to which the rights under this Agreement are being transferred, and (b) a written agreement from the Permitted Transferee to be bound by all of the terms of this Article IV as a “Holder.” Upon receipt of the documents referenced in clauses (a) and (b) of this Section 4.13, the Permitted

Transferee shall thereafter be deemed to be a “Holder” for all purposes of this Article IV. Except as set forth in this Section 4.13, the rights and obligations provided in this Article IV may not be assigned by any party hereto without the prior written consent of each of the other parties hereto.

ARTICLE V

COVENANTS

Section 5.1 No Conflicting Agreements. For so long as this Agreement remains in effect, neither the Company nor TPG shall enter into any stockholder agreement or arrangement of any kind with any Person with respect to any Shares or other Securities, or otherwise act or agree to act in concert with any Person with respect to any Shares or other Securities, to the extent such agreement, arrangement, or concerted act would controvert, or otherwise be inconsistent in any material respect with, the provisions of this Agreement.

Section 5.2 Further Assurances. Each of TPG and the Company agrees to execute and deliver all such further documents and do all acts and things that from time to time may reasonably be required to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Amendment and Waiver. This Agreement may not be amended, except by an agreement in writing, executed by each of TPG and the Company, and compliance with any term of this Agreement may not be waived, except by an agreement in writing executed on behalf of the party against whom the waiver is intended to be effective. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of any such provision and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 6.2 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void, or otherwise unenforceable, all other provisions of this Agreement, to the extent permitted by Law, shall not be affected and shall remain in full force and effect. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 6.3 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, together with the agreements and other documents and instruments referred to herein, embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes and preempts any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

Section 6.4 Successors and Assigns. Except as expressly set forth herein, neither this Agreement nor any of the rights or obligations of any party under this Agreement (including any rights under Article II and Article III hereof) may be assigned, in whole or in part (except by operation of Law), by either party without the prior written consent of the other party, and any such transfer or attempted transfer without such consent shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 6.5 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same agreement.

Section 6.6 Remedies.

(a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to, and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order, or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such party.

Section 6.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first (1st) Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company:

Parkway, Inc.

390 N. Orange Avenue

Suite 2400

Orlando, FL 32801

Attn: General Counsel

Fax No.: (407) 209-0061

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, D.C. 20004

Attention: David W. Bonser; Bruce W. Gilchrist

Fax No.: (202) 637-5910

If to TPG:

c/o TPG Global, LLC

301 Commerce St, Suite 3300

Fort Worth, Texas 76102

Attn: General Counsel

Facsimile: (817) 871-4001

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: Carl P. Marcellino

Fax: (646) 728-1523

Section 6.8 Governing Law; Venue and Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to, or otherwise giving effect to, any body of Law or other rule that would cause or otherwise require the application of the Laws of any other jurisdiction.

(b) Any action or proceeding against either the Company or TPG relating in any way to this Agreement may be brought exclusively in the courts of the State of New York or (to the extent subject matter jurisdiction exists therefore) the United States District Court for the Southern District of New York, and each of the Company and TPG irrevocably submits to the jurisdiction of both such courts in respect of any such action or proceeding. Any actions or proceedings to enforce a judgment issued by one of the foregoing courts may be enforced in any jurisdiction.

(c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE COMPANY AND TPG HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION, OR SUIT (WHETHER IN CONTRACT, TORT, OR OTHERWISE), INQUIRY, PROCEEDING, OR INVESTIGATION ARISING OUT OF, OR BASED UPON, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH OF THE COMPANY AND TPG

ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY THAT THIS SECTION 6.8(C) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING, AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. THE COMPANY OR TPG MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6.8(C) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 6.9 Third Party Benefits. Except the provisions in Section 6.10, none of the provisions of this Agreement are for the benefit of, or shall be enforceable by, any third-party beneficiary.

Section 6.10 No Recourse Against Others. All claims, causes of action (whether in contract or in tort, in law or in equity, or granted by statute), obligations, or liabilities that may be based upon, be in respect of, arise under, out of or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, performance or breach of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any and all former, current or future directors, officers, employees, incorporators, members, general or limited partners, controlling persons, managers, management companies, equityholders, affiliates, agents, attorneys, or representatives of, and any and all former, current or future financial advisors or lenders to, any Contracting Party, and any and all former, current or future directors, officers, employees, incorporators, members, general or limited partners, controlling persons, managers, management companies, equityholders, affiliates, agents, attorneys, or representatives of, and any and all former, current or future financial advisors or lenders to, any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (the “Non-Recourse Parties”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement, or the negotiation, execution, performance, or breach of this Agreement; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such claims and causes of action against any such Non-Recourse Parties. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Non-Recourse Party, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the corporate, limited liability company or limited partnership veil, unfairness, undercapitalization, or otherwise, in each case in connection with, or related in any manner to this Agreement, or the negotiation, execution, performance, or breach of this Agreement; and (b) each Contracting Party disclaims any reliance upon any Non-Recourse Parties with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 6.11 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.12 Expenses. Except to the extent otherwise expressly provided herein, the Company shall reimburse TPG and its Affiliates, upon presentation of appropriate documentation, for all reasonable out-of-pocket expenses incurred by TPG and its Affiliates after the date hereof in connection with enforcement of this Agreement.

Section 6.13 Termination. Except to the extent otherwise expressly provided herein, this Agreement, and all of the rights and obligations set forth herein, shall terminate and be of no further force or effect in the event that (a) TPG and its Affiliates cease to Beneficially Own any shares of Common Stock and (b) the registration rights and obligations set forth in Article IV (other than those set forth in Section 4.9) have terminated pursuant to Section 4.12.

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IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first written above.

COMPANY:

PARKWAY, INC.

By:	/s/ Scott E. Francis
Name:	Scott E. Francis
Title:	Executive Vice President and Chief Accounting Officer

TPG:

TPG VI PANTERA HOLDINGS, L.P.

By: TPG Genpar VI Delfir AIV, L.P., its general partner

By: TPG Genpar VI Delfir AIV Advisors, LLC, its general partner

By:	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

TPG MANAGER:

TPG VI MANAGEMENT, LLC

By:	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

(Signature Page to Stockholders Agreement)

Exhibit A

Investment Committee Rights and Responsibilities

The Investment Committee rights and responsibilities shall include committee approval for each of the following:

(i) Any incurrence, assumption, guaranty or other similar assumption of liability by the Company or any of its subsidiaries in respect of any Debt with a principal amount attributed to the Company’s share of greater than $20,000,000; and

(ii) Such other transactions as set forth on Annex I hereto.

Notwithstanding the foregoing, the consent rights set forth in paragraphs (i) and (ii) above shall not apply, and committee approval shall not be required for any actions taken or to be taken, in connection with:

1. a Change in Control of the Company; or

2. any sale, issuance, or authorization of the issuance or sale, of any Capital Stock, Convertible Securities or other Securities (excluding debt Securities to the extent otherwise prohibited by items (i) or (ii) above) of the Company or any of its subsidiaries; or

3. an Operating Company Acquisition (defined below) in which the aggregate consideration (which shall be the sum of the value of Capital Stock of the Company or any of its subsidiaries issued to the seller and the principal amount of debt of the target that is assumed or repaid in the transaction) is greater than or equal to $1 billion and the consideration does not include the issuance by the Company or any subsidiary of the Company of any debt Securities or the payment of cash consideration; provided that any such Operating Company Acquisition initially shall be considered by the Committee and will be considered by the full Board of Directors only if the Committee Votes on such transaction and the vote results in a 2-2 tie.

As used herein, “Operating Company Acquisition” shall mean any transaction or series of transactions pursuant to which the Company and/or one or more of its subsidiaries acquire, whether by merger, consolidation, share exchange, purchase of equity, purchase of assets or otherwise, directly or indirectly, a majority of the Capital Stock of an operating company (or substantially all of the business and assets of an operating company), regardless of whether such operating company also (x) owns (directly or through its subsidiaries) real property or (y) has existing Debt not incurred in contemplation of such acquisition transaction.

Exhibit B

Compensation Committee Rights and Responsibilities

In addition to its current mandate (as previously provided to TPG), the Compensation Committee Charter rights and responsibilities shall include committee approval for each of the following:

(i) The hiring or termination of any of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Chief Investment Officer, or any material change in any of the duties of any such executive officer; and

(ii) Any issuance, sale or authorization pursuant to any future compensation arrangements for the Company’s directors, officers, employees, consultants and agents.

Notwithstanding the foregoing, the consent rights set forth in paragraph (i) above shall not apply, and committee approval shall not be required for any actions taken or to be taken, in connection with a Change of Control of the Company.

ANNEX I

Parkway, Inc.

Investment Approvals

Leases – See approvals required under “Operational Approvals” for leases that require certain levels of investment capital

Acquisitions and Dispositions

New fee-simple property acquisitions and dispositions

Under $20 million – Must be approved by the Chief Investment Officer (“CIO”) and the Management Investment Committee (the “MIC”); provided, that the approval of the Investment Committee will be required for acquisitions or dispositions under $20 million in the event that such acquisitions exceed $50 million in the aggregate in any fiscal year or such dispositions exceed $50 million in the aggregate in any fiscal year. In addition, acquisitions of undeveloped parcels of land require the approval of the Investment Committee of the Board of Directors. Documents require one signature, which can be any executive officer. Property description and summary acquisition/disposition economics should be included for information purposes in the board meeting materials for the first subsequent meeting following such acquisition or disposition.

$20 million to $100 million – Must be approved by the CIO, the MIC and the Investment Committee of the Board. Documents require one signature, which can any executive officer. Property description and summary acquisition/disposition economics should be included for informational purposes in the board meeting materials for the first subsequent meeting following such an acquisition.

Over $100 million – Must be approved by the CIO, the MIC, the Investment Committee of the Board and the Board. Documents require two signatures, which can be any two executive officers. If acquisition/disposition economics change materially from the time of approval to closing, the revised summary acquisition/disposition economics should be included for informational purposes in the board meeting materials for the first subsequent meeting following such an acquisition.

Jointly-owned property acquisitions

Approvals should be obtained the same as for fee-simple property acquisitions and dispositions, with the dollar amounts representing Parkway’s share of the Gross Asset Value. In addition, the Board is required to approve any acquisition/disposition with a Gross Asset Value of $300 million or higher, regardless of Parkway’s ownership share. Additional approvals may be needed from the joint venture or fund partner, as dictated in the joint venture agreement or the fund agreement.

Note: The Management Investment Committee shall be made up of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and Chief Investment Officer. While not an official voting member of the Management Investment Committee, the Managing Director in the affected market should also participate in any meetings/recommendations and the Chief Accounting Officer should participate if there are questions surrounding accounting treatment of any item related to the investment.

Financial Approvals

All required approvals outlined below are subject to any approvals required within relevant credit agreements and / or partnership, joint venture, or other similar agreements.

All approvals required, whether by members of management, the Investment Committee of the Board or the Board, shall be subject to no further material economic revisions to the terms of the relevant activity. If a material economic revision occurs after approval, then a secondary approval must be received prior to closing.

Non-Recourse Mortgage Financing (new or existing assets, single asset)

Less than $20 million in Principal at Parkway’s Share and 50% Loan to Value or Less: Must be approved by the Treasurer, the Chief Financial Officer and the MIC. Documents require one signature, which can be any of the following officers: any executive officer who is a member of the MIC, the General Counsel or the Treasurer. Summary description of the financing should be included in the meeting materials for the first board meeting subsequent to the closing of the financing.

Less than $20 million in Principal at Parkway’s Share and Greater than 50% Loan to Value or any refinancing that requires a pay down of the existing loan: Must be approved by the Treasurer, Chief Financial Officer, the MIC, and the Investment Committee of the Board. Documents require one signature, which can be any of the following officers: any executive officer who is a member of the MIC, the General Counsel or the Treasurer. Summary description of the financing should be included in the meeting materials for the first board meeting subsequent to the closing of the financing.

$20 million to $99.9 million in Principal at Parkway’s Share, Regardless of Loan to Value: Must be approved by the Treasurer, Chief Financial Officer, the MIC, and the Investment Committee of the Board. Documents require one signature, which can be any of the following officers: any executive officer who is a member of the MIC, the General Counsel or the Treasurer. Summary description of the financing should be included in the meeting materials for the first board meeting subsequent to the closing of the financing.

$100 million in Principal or Greater at Parkway’s Share, Regardless of Loan to Value: Must be approved by the Treasurer, Chief Financial Officer, the MIC, the Investment Committee of the Board and the full Board. Documents require two signatures, which can be the Chief Financial Officer or Chief Executive Officer and any other executive officer. Summary description of the financing should be included in the meeting materials for the first board meeting subsequent to the closing of the financing.

All Recourse Mortgage Financing, Unsecured Financing, Cross Collateralized Non-Recourse Financing, Credit Facilities (including secured), or Bridge Facilities (equity or debt)

Must be approved by the Treasurer, Chief Financial Officer, the MIC, the Investment Committee of the Board and the full Board. Documents require two signatures, which can be the Chief Financial Officer or Chief Executive Officer and any other executive officer. A detailed term sheet for the financing should be included in the meeting materials for the first board meeting subsequent to the closing of the financing.

Equipment Leases (in connection with retrofitting of building systems)

Less than $500,000 in Principal on a Consolidated Basis: Must be approved by the Treasurer, the Chief Financial Officer, and the Managing Director in the affected market. Documents require one signature, which can be any executive officer or the Managing Director in the affected market.

$500,000 or Greater in Principal on a Consolidated Basis: Must be approved by the Treasurer, the Chief Financial Officer, and the Managing Director in the affected market. Documents require one signature, which can be any executive officer.

Note: The Management Investment Committee shall be made up of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and Chief Investment Officer. While not an official voting member of the Management Investment Committee, the Managing Director in the affected market should also participate in any meetings/recommendations and the Chief Accounting Officer should participate if there are questions concerning the accounting treatment of any item related to the financing.

Operational Approvals “Yes” denotes required approvals
	PM	MD	COO	Investment Committee of BOD

Leases

The approval of the Investment Committee of BOD is required for leases with significant negative capital variance $1,000,000 to annual leasing budget or capital expenditures budget.

*  Leases that are approved as part of annual budgeting process do not require additional Investment Committee of BOD approvals.

Terms and square foot (sf):

Under $750,000 Tenant Improvements and under 20,000 rsf		Yes

Over $750,000 Tenant Improvements or over 20,000 rsf and under 100,000 rsf		Yes	Yes

Over 100,000 rsf		Yes	Yes	*Yes

Tenant Improvements: If not approved through budget process.

Under $750,000 @pky’s share		Yes

Over $750,000 and under $2,000,000 @pky’s share		Yes	Yes

Over $2,000,000 @pky’s share		Yes	Yes	*Yes

Other:

Joint Venture / Fund	Same guidelines as above, with additional approvals as stated in the partner leasing agreement.

Third Party Owners	Approved and executed as stated in the leasing agreement with the owner

Leasing Commissions	Approver cannot be recipient of commissions

License Agreements	Must be executed by an officer Must be short term and have no capital expenditures

Tenant Improvements (TI)	For TI amounts initially approved via Lease Agreements This pertains to projects that are managed by Parkway

Note receivable for overage		Yes

Contracts under $250,000	Yes

Over $250,000 (AIA Contract Required)	Yes	Yes

Change orders increases on contracts in aggregate over $250,000		Yes

Overruns in excess of 10% for contracts over $250,000		Yes	Yes

NOTE: Any non-tenant reimbursement (Landlord work) overages less than $5K can have a PM approval. Also, any non-tenant reimbursement (Landlord work) overages over $5K to $250K requires additional MD approval.

	PM	MD	COO	Investment Committee of BOD
Non-Revenue Enhancements (NRE)	Competitive bids required for jobs over $25,000 Jobs outside of budget need approval of COO Negative Variances of $10,000 or 10% to annual capital budget require COO approval.

Under $5,000	To be expensed per corporate Fixed Asset Policy

Over $5,000 Under $25,000	Yes

Over $25,000 and under $250,000		Yes

Over $250,000		Yes	Yes

NOTE: Any non-tenant reimbursement (Landlord work) overages less than $5K can have a PM approval. Also, any non-tenant reimbursement (Landlord work) overages over $5K to $250K requires additional MD approval.

Tenant Receivable Write offs

Under $5,000	Yes

Over $5,000 and less than $10,000		Yes

Over $10,000 and less than $20,000		Yes (with additional approval by VP – Controller Property Accounting)

Over $20,000			Yes

Vendor Invoices

Under $75,000	Yes

Over $75,000		Yes

Note: Corporate invoices require officer approval in lieu of PM or MD approval

Contracts

Service Contracts:	Competitive bids required every 2 years

Under $100,000 annual commitment, with 30 day no penalty term option	Yes

Over $100,000 annual commitment, or term fees less than $250,000, or no termination policy	Yes	Yes	Review

Over 2 year or stated termination fees are over $250,000 but less than $500,000		Yes	Yes

Term option requires over $500,000 in term fees		Yes	Yes	Yes

Operating and Capital Equipment leases (i.e. office, fitness, computer equipment)	Requires same approval and contract signatures as service contracts, with additional approval of VP Finance and Capital Markets

Equipment Leases for Retrofitting building systems:	VP Finance & Capital Markets and CFO approval required

Under $500,000 in principal consolidated basis

Over $500,000 in principal consolidated basis